SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  ------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           First Security Corporation
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                    Delaware                                87-6118148
  ----------------------------------------------------     ------------
      (State of Incorporation or Organization)            (IRS Employer
                                                        Identification No.)

  79 South Main, P.O. Box 300006, Salt Lake City, Utah       84130-0006
  ----------------------------------------------------       ----------
       (Address of principal executive offices)              (Zip Code)

       If this form relates to the           If this form relates to the
       registration of a class of            registration of a class of
       securities pursuant to Section        securities pursuant to
       12(b) of the Exchange Act and         Section 12(g) of the Exchange
       is effective pursuant to              Act and is effective pursuant
       General Instruction A.(c),            to General Instruction A.(d),
       please check the following            please check the following
       box.  [x]                             box.  [ ]


Securities Act registration statement file number to which this form relates:
                                                                 (If applicable)

           Title of Each Class               Name of Each Exchange on Which
           to be so Registered               Each Class is to be Registered
           -------------------               ------------------------------

     Preferred Share Purchase Rights                  NASDAQ NMS

Securities to be registered pursuant to Section 12(g) of the Act:

                                 Not applicable
------------------------------------------------------------------------------
                                (Title of Class)

Item 1.  Description of Securities to be Registered.

            First Security Corporation (the "Company") hereby amends the following items, financial statements, exhibits or other portions of its Application for Registration on Form 8-A as filed with the Commission on September 13, 1989, as set forth in the pages attached hereto:

            Exhibit 1 to the Registration Statement on Form 8-A, consisting of a Shareholder Rights Agreement dated as of August 28, 1989, between First Security Corporation and First Security Bank of Utah, N.A., which was incorporated by reference from the registrant's Current Report on Form 8-K dated August 28, 1989, as filed with the Commission on September 1, 1989, has been amended by an Amendment No. 3 dated as of October 27, 1998, by and between First Security Corporation and First Chicago Trust Company of New York as successor Rights Agent, a copy of which Amendment No. 3 is attached hereto as Exhibit 4.1.

            In addition, on October 26, 1998, the Board of Directors of the Company adopted a new preferred share purchase rights plan (the "Successor Rights Plan"), effective as of the close of business on August 28, 1999, to replace the Company's existing preferred share purchase rights plan, which expires at the close of business on August 28, 1999.

            In connection with the Successor Rights Plan, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $1.25 per share, of the Company (the "Common Shares"). The dividend is payable on August 28, 1999 (the "Record Date") to the stockholders of record on that date. The description and terms of the Rights are set forth in the Successor Rights Plan, in an agreement by and between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"). A copy of the Successor Rights Plan is attached hereto as Exhibit 4.2.

Item 2  Exhibits.

              Exhibit   Description
              No.

              4.1 Amendment No. 3, dated as of October 27, 1998, to Shareholder Rights Agreement, dated as of August 28, 1989, by and between First Security Corporation and First Security Bank of Utah, N.A..

              4.2 Successor Rights Plan, dated as of October 27, 1998, by and between the Company and the Rights Agent, which includes the form of Certificate of Designations setting forth the terms of Junior Series B Preferred Stock, without par value, as Exhibit A, Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C.

                                   SIGNATURES

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed by the undersigned, thereunto duly authorized.

                                       FIRST SECURITY CORPORATION
                                       --------------------------
                                               (Registrant)


                                       By /s/ Scott C. Ulbrich
                                          ----------------------------

                                          Name:   Scott C. Ulbrich
                                          Title:  Executive Vice President --
                                                  Finance and Capital
                                                  Markets, and Chief
                                                  Financial Officer

Dated:  November 2, 1998

                           FIRST SECURITY CORPORATION

                      Registration Statement on Form 8-A/A

                                  Exhibit Index

              Exhibit   Description
              No.

              4.1 Amendment No. 3, dated as of October 27, 1998, to Shareholder Rights Agreement, dated as of August 28, 1989, by and between First Security Corporation and First Security Bank of Utah, N.A..

              4.2 Successor Rights Plan, dated as of October 27, 1998, by and between the Company and the Rights Agent, which includes the form of Certificate of Designations setting forth the terms of Junior Series B Preferred Stock, without par value, as Exhibit A, Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C.